LICENSING AGREEMENT

This Licensing Agreement made effective as of the 11th day of January, 1999 ("Effective Date") between TGI Technologies Ltd. of 107 East 3rd Avenue, Vancouver, B.C. V5T 1C7. ("TGI"), and POPstar Global Communications Inc. of P.O. Box 3443, KPMG Centre, Tortola, British Virgin Islands ("POPstar ").

SCOPE:

A.  TGI is the owner of certain Core Software.

B. TGI wishes to grant the exclusive commercial exploitation rights to Core Software and all Enhancements to POPstar (with all proprietary and intellectual property rights to such Enhancements owned by POPstar), to exploit same on a world wide basis.

C. POPstar will undertake commercial activities worldwide in relation to transmitting electronic information, voice, data or faxes over the Internet and may license the Core Software either on a stand-alone basis or as bundled in a service offering with the Enhancements or other service offerings of POPstar. Such commercial activities may include, without limitation, licensing the Core Software, or embedding the Core Software in Enhancements and licensing same to on-ramp or off-ramp Internet service providers, revenue-sharing arrangements with settlement agencies in relation to fax over Internet transmissions, marketing or advertising revenue, linking agreements, co-marketing arrangement, reseller or system integrator, or hosting arrangements.

D. POPstar expects that it will require technical assistance, marketing, management and software development services from TGI, in relation to POPstar's exercise of its rights under this Licensing Agreement. POPstar wishes to retain TGI to provide certain services in relation to Enhancements to the Core Software, which services will be as provided on the basis set out in a Services Agreement to be entered concurrently by and between the parties at the same time as this Agreement.

NOW THEREFORE, IN CONSIDERATION of the promises and covenants contained herein, and the payment of $1.00 by each of the parties to the other (the receipt and sufficiency of which is hereby acknowledged) the parties hereto agree as follows:

1.  DEFINITIONS

1.1 "CORE SOFTWARE" means the software currently known as the Enroute Eclipse fax server software and all technical and user documentation in source and executable code form and other materials as described in Schedule A to this Agreement. This software allows a stream of fax data from a server or a fax to be directed through a device that routes such data through an Internet gateway therefore allowing faxes to be sent to any destination through the Internet.

1.2 "ENHANCEMENTS" means any changes, modifications, alterations, improvements or subsequent bug-fixes or revisions to the Core Software.

1.3 "CONFIDENTIAL INFORMATION" means any information identified as confidential and proprietary information of either party concerning their scientific and business interests not generally available to third parties and which is disclosed according to the procedures set out in this Agreement including the Core Software, Enhancements:
(a) production processes, business plans and other materials or information relating to the business of the parties;
and
(b) portions of computer software (in source and executable code) and related documentation in any media including all modifications, enhancements, versions and options.


2.   GRANT OF RIGHTS AND LICENSES

2.1 License of Core Software - TGI hereby grants to POPstar the exclusive, right and license to use and exploit the Core Software which shall include the right to use, distribute, sub-license and sub-license with a right to sub-license same, or market same, on a world wide basis. Without restricting the generality of the foregoing, POPstar shall have the right to:
(a) possess and use the source code to the Core Software, subject to express provisions of confidentiality, and under the terms and conditions set out in this Agreement;
(b) copy, replicate, distribute and sublicense the Core Software in any form to customers or embed same in any other product owned or licensed by POPstar for commercial exploitation;
(c) grant sub-licenses for the use of the Core Software and related documentation to customers and to distributors for further sub-licensing to customers;
(d) grant run-time licenses to distributors and customers to utilize the Core Software alone or in combination with any other software or product;
(e) license source code of the Core Software to distributors and customers, subject to express provisions of confidentiality to be approved in writing by TGI, and only for the express purpose of facilitating the customer's specific use of the Core Software;
(f) place copies of the source code of the Core Software in escrow subject to stringent confidentiality and release conditions equivalent to restrictions which POPstar would employ when placing source code for its own proprietary software in escrow; and
(f) translate and reproduce all or part of the documentation relating to the Core Software for distribution or sub-licensing as provided for in this section.

2.2   Right to Develop Enhancements and to Commercially
Exploit Enhancements - As owner of the Enhancements, POPstar shall have all proprietary and intellectual property rights relating to such Enhancements. POPstar shall have sole and exclusive unfettered discretion in commercially exploiting such Enhancements.

2.3 Assignment of certain Trademarks - TGI hereby agrees to execute and deliver the assignment of trade-marks attached in Schedule C.

3.    DISTRIBUTION AND SUB-LICENSING

3.1 POPstar shall use all commercially reasonable efforts to distribute and license the Core Software.

3.2 POPstar shall pay TGI the fees set out in section 5 of this Agreement in relation to this Agreement and other activities undertaken ancillary to the licensing of the Core Software under this Agreement.

3.3 POPstar may use TGI's trade names, trademarks and service marks on a non-exclusive basis solely for the display, demonstration or advertising purposes used to assist in the distribution and sub-licensing of the Core Software. POPstar shall not at any time or permit any act to be done which may in any way impair the rights of TGI to its trademarks. TGI hereby reserves the rights to ensure that its trademarks are not being impaired in any way by POPstar, and POPstar shall comply with all reasonable requests made by TGI to protect its trademarks.

3.4   POPstar shall not sell, distribute or license any Core
Software unless it first causes each distributor or customer to execute a sub-license agreement which protects the intellectual property rights and trade secret rights, contained in the Core Software in the forms similar to those used to license POPstar's own software or intellectual properties and trade secrets. POPstar's sub-license agreements shall require each distributor, dealer, system integrator or reseller to require all downstream customers to whom Core Software is sold and licensed to, to sign or cause to be signed a sub-license agreement of the type specified in this section.

4.  SALE AND SUB-LICENSE OF CORE SOFTWARE

4.1 Master Copy Method - POPstar shall undertake all activities as indicated under this Agreement by duplicating master copies of the Core Software provided to POPstar and as modified, enhanced or otherwise used by POPstar under this Agreement. POPstar shall notify TGI of all sales and licenses made in this manner on the thirtieth day following the end of each calendar quarter with a report setting out:

(a) the number of copies of the Core Software sold, licensed and delivered in the subject calendar quarter; and
(b) the date of receipt of fees received in connection with activities as indicated under this Licensing Agreement for the Core Software from the customer or distributor, as the case may be.

4.2 User and Technical Documentation and Source Code for the Core Software - Forthwith after the parties execute this Agreement, in addition to the materials set out in Schedule A, TGI shall provide POPstar with:
(a) all user documentation, marketing and other material that TGI generally provides to its licensees, potential customers and value-added resellers from time to time;
(b) the source code to the Core Software with all compilers, linkers and editors to compile the code into object code form and link such code so that the code will be in a form which will be executable and when executed will provide all the functions and operate and compare exactly to the form of the Core Software reviewed by POPstar and contemplated to be licensed by the TGI to POPstar by this Agreement;
(c) all technical documentation sufficient to enable a software developer normally skilled in the art of writing code in the language in which the Core Software was written to modify, enhance, maintain or support the Core Software including all foreign language files and documentation.

4.3   User and Technical Documentation for the Enhancements -
TGI will be responsible for the creation of all final form user documentation to be used with the Enhancements pursuant to the Services Agreement between TGI and POPstar. POPstar will be responsible for creation of all sales material to be used in connection with this Licensing Agreement. All documentation and sales material for the Enhancements will be proprietary to POPstar which will retain all intellectual property rights therein.

5.  ROYALTY PAYMENTS
5.1 Fees payable - The fees payable to TGI by POPstar on account of this Licensing Agreement and all other activities ancillary to the Core Software are as set forth in Schedule B. No fees are payable on account of Enhancements, which are proprietary to and the intellectual property of POPstar.

5.2 Payment Terms - The fee and other charges due to TGI are due on the thirtieth day following the end of each calendar quarter in which the fee or are charges are received by POPstar.
Any amounts outstanding for 30 days shall be subject to interest at a rate of 1% per month (12% per annum).

5.3 Taxes and Duties - POPstar shall pay all applicable sales, use and excise taxes, and any other assessments against POPstar in the nature of taxes, duties or charges however designated on the Core Software or its license or use, on or resulting from any POPstar activities in connection with this Agreement, exclusive of taxes based on the gross or net income of TGI.

5.4   Adjustment provision - The parties agree that:

(a) the fees and all other payments, including minimum fee payments, in relation to this Agreement (collectively the "FEES") shall be its fair market value;
(b) the Fees are intended to be the best estimate of the fees in relation to the activities contemplated under this Licensing Agreement and ancillary to the Core Software, with reference to equivalent models in similar industries that is presently available and unless and until otherwise determined as provided in this Agreement shall be conclusively deemed to be as set out in Schedule B;
(c) if the Minister of National Revenue of Canada or any other competent authority at any time proposes to issue or does issue any assessment that would impose any liability for tax of any nature or kind whatsoever on any person on the basis that the fair market value of the fees to be paid as set out in Schedule B provided hereunder is greater or lesser than the Fees, and if it is determined hereafter that the fair market value of the fees which should have been paid hereunder is a greater or lesser amount (the "ADJUSTED AMOUNT") than the Fees, than:

(i) if the Adjusted Amount is less than the Fees, TGI shall reimburse POPstar for all amounts overpaid on account of Fees in order to compensate for such overpayment, and;
(ii) if the Adjusted Amount is greater than the Fees, POPstar shall pay TGI for all amounts underpaid on account of Fees in order to compensate for such shortfall, and.

(d) the Adjusted Amount shall be the amount determined by agreement between the parties or, failing such agreement shall be as determined by a competent tribunal after all appeals which the parties, upon advice of counsel, or the Minister of National Revenue or the applicable taxing authority pursue, and the time within which any further appeal may be filed has expired.

(e) At any time before December 31, 1999, the sums payable on account of Fees as set out in Schedule B may be adjusted on the basis of a transfer pricing study to be conducted by KPMG Chartered Accountants.

6.  SOFTWARE CHANGES AND SERVICES
6.1 Modifications by TGI - TGI shall be only be entitled to modify and enhance the Core Software and Enhancements pursuant to a Services Agreement with POPstar to be entered into concurrently with this Licensing Agreement.

6.2 Software Support and Maintenance - POPstar may contract with TGI, so that TGI can provide customers with all the required software maintenance and support for the Core Software and Enhancements. All maintenance and support agreements in effect on the date of this Agreement shall remain with TGI, and POPstar shall have no rights to such existing agreements.

7.  WARRANTY, INDEMNITY AND LIMITATION OF LIABILITY

7.1 Intellectual Property Indemnity - TGI warrants that this Agreement and the Core Software does not infringe any proprietary or intellectual property right of any other party, and TGI shall defend or settle any claim made or any suit or proceeding brought against POPstar insofar as such claim, suit or proceeding is based on an allegation that this Agreement or any of the Core Software supplied to POPstar pursuant to this Agreement infringes the proprietary and intellectual property rights of any third party in or to any invention, patent, copyright or any other rights, provided that POPstar shall notify TGI in writing promptly after the claim, suit or proceeding is known, and POPstar shall give TGI information and such assistance as is reasonable in the circumstances. TGI shall have sole authority to defend or settle the same at TGI's expense. TGI shall indemnify and hold POPstar harmless from and against any and all such claims and shall pay all damages and costs finally agreed to be paid in settlement of such claim, suit or proceeding. This indemnity does not extend to any claim, suit or proceeding based upon any infringement or alleged infringement of copyright by the combination of the Core Software with other elements not under TGI's sole control nor does it extend to any Core Software altered by POPstar either by enhancement or by combination with product(s) of POPstar's design or formula. The foregoing states the entire liability of TGI for proprietary and intellectual proprietary rights infringement related to the Core Software. If the Core Software in any claim, suit or proceeding is held to infringe any proprietary or intellectual property rights of any third party and the use thereof is enjoined or, in the case of settlement as referred to above, prohibited, TGI shall have the option, at its own expense, to either (i) obtain for POPstar the right to continue using the infringing item, or (ii) replace the infringing item or modify it so that it becomes non-infringing; provided that no such replacement or modification shall diminish the performance of the Core Software.

7.2 Limited Warranty of Core Software - TGI warrants that the Core Software supplied hereunder shall perform in accordance with the functional specifications as set out in the documentation to the Core Software provided for 90 days following delivery. TGI's sole obligation and liability hereunder shall be to use reasonable efforts to remedy any such functional non-conformance which is reported to TGI in writing by POPstar within the warranty period. All warranty service shall be performed at service locations designated by TGI.

7.3   SPECIFIC EXCLUSION OF OTHER WARRANTIES - THE WARRANTIES
SET OUT IN SECTION 7.1, 7.2 and 8.1 ARE IN LIEU OF ALL OTHER WARRANTIES, AND THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS, CONDITIONS, OR GUARANTEES OR ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED BY LAW (in contract or tort) OR CUSTOM, INCLUDING, BUT NOT LIMITED TO THOSE REGARDING MERCHANTABILITY, FITNESS FOR PURPOSE, CORRESPONDENCE TO SAMPLE, TITLE, DESIGN, CONDITION, OR QUALITY. WITHOUT LIMITING THE ABOVE, TGI DOES NOT WARRANT THAT THE CORE SOFTWARE SHALL MEET THE REQUIREMENT OF POPSTAR OR THAT THE OPERATION OF THE CORE SOFTWARE SHALL BE FREE FROM INTERRUPTION OR ERRORS.

7.4 RESTRICTIONS ON WARRANTY - TGI SHALL HAVE NO OBLIGATION TO REPAIR OR REPLACE CORE SOFTWARE;
(A)   DAMAGED BY ACCIDENT OR OTHER EXTERNAL CAUSE; OR
(B)   DAMAGED THROUGH THE FAULT OR NEGLIGENCE OF ANY OTHER
PARTY OTHER THAN TGI; OR
(C)   USED IN OTHER THAN ITS NORMAL AND CUSTOMARY MANNER; OR
(D)   SUBJECTED TO MISUSE; OR
(E)   SUBJECTED TO MODIFICATIONS BY POPSTAR OR BY ANY OTHER
PARTY.

7.5   NO INDIRECT DAMAGES - IN NO EVENT SHALL TGI BE LIABLE
TO POPSTAR OR TO ANY OTHER PARTY FOR INDIRECT DAMAGES OR LOSSES (IN CONTRACT OR TORT) IN CONNECTION WITH THE CORE SOFTWARE OR THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST PROFITS, LOST SAVINGS, OR INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, EVEN IF CAUSED BY TGI'S NEGLIGENCE AND EVEN IF TGI HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

7.6   LIMITS ON LIABILITY - IF FOR ANY REASON, TGI BECOMES
LIABLE TO POPSTAR OR ANY OTHER PARTY FOR DIRECT OR ANY OTHER DAMAGES FOR ANY CAUSE WHATSOEVER, AND REGARDLESS OF THE FORM OF ACTION (IN CONTRACT OR TORT), INCURRED IN CONNECTION WITH THIS AGREEMENT OR THE CORE SOFTWARE, THEN:

(A)   THE AGGREGATE LIABILITY OF TGI FOR ALL DAMAGES, INJURY,
AND LIABILITY INCURRED BY POPSTAR AND ALL OTHER PARTIES IN CONNECTION WITH THE CORE SOFTWARE OR THIS AGREEMENT, SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE CHARGES AND FEES PAID TO TGI FOR THE CORE SOFTWARE WHICH GAVE RISE TO THE CLAIM FOR DAMAGES; AND
(B) POPSTAR MAY NOT BRING OR INITIATE ANY ACT OR PROCEEDING AGAINST TGI ARISING OUT OF THIS AGREEMENT OR RELATING TO THE CORE SOFTWARE MORE THAN TWO YEARS AFTER THE CAUSE OF ACTION HAS ARISEN.

7.7   SEPARATE ENFORCEABILITY - SECTIONS 7.3, 7.4, 7.5, 7.6,
AND 7.7, ARE TO BE CONSTRUED AS SEPARATE PROVISIONS AND SHALL EACH BE INDIVIDUALLY ENFORCEABLE.

8.  OWNERSHIP OF THE CORE SOFTWARE AND OWNERSHIP OF THE
ENHANCEMENTS

8.1 Warranty of Title - TGI warrants that it has all rights necessary to make the grant of license herein by having all right, title and interest in and to the Core Software or as licensee of all such rights from the owner thereof.

8.2 Retention of Rights by TGI and Rights of POPstar - All proprietary and intellectual property rights, title and interest including copyright in and to the original and all copies of the Core Software and the documentation provided by TGI to the POPstar and licensed hereunder shall be and remain that of TGI or its licensor as the case may be. POPstar has no proprietary and intellectual property rights, title or interest in or to any Core Software or related documentation except as granted herein. POPstar shall have and retain all proprietary and intellectual property right in any Enhancements or other work done by POPstar or POPstar's subcontactors for use in connection with the Core Software.

8.3 Notices - POPstar shall not obliterate, alter or remove any proprietary or intellectual property notices from the Core
Software and to the extent this Agreement permits POPstar to make copies of the Core Software, POPstar shall reproduce such notices as they appear on the Core Software.

9.  CONFIDENTIALITY AND USE LIMITATION

9.1 Confidentiality - POPstar shall not at any time whether before or after the termination of this Agreement disclose, furnish, or make accessible to anyone any Confidential Information, or permit the occurrence of any of the above, except in accordance with the express provisions of this Agreement.

9.2 Safeguards - POPstar shall take reasonable precautions to prevent Core Software in its care and control from being duplicated, stolen, disclosed or used for unauthorized purposes.

9.3 Non-disclosure of Agreement - TGI and POPstar shall not disclose the terms, content or nature of this Agreement to any third party without the prior written consent of the other party or as a result of a court order.

10.   TERMINATION

10.1 Termination - This Agreement shall terminate in each of the following events:
(a) at the option of either party if the other party materially defaults in the performance or observance of any of its obligations hereunder and fails to remedy the default within 30 days after receiving written demand therefor; or
(b) at the option of either party if the other party becomes insolvent or bankrupt or makes an assignment for the benefit of creditors, or if a receiver or trustee in bankruptcy is appointed for the other party, or if any proceeding in bankruptcy, receivership, or liquidation is instituted against the other party and is not dismissed within 30 days following commencement thereof; or

provided that the right of termination shall be in addition to all other rights and remedies available to the parties for default or wrong-doing by each other.

10.2 Suspension of Obligations - If either party should default in the performance or observance of any of its obligations hereunder, then, in addition to all other rights and remedies available to the non-defaulting party, the nondefaulting party may suspend performance and observance of any or all its obligations under this Agreement, without liability, until the other party's default is remedied.

10.3  Return of Software - If POPstar discontinues use of the
Core Software or in the event of termination of this Agreement by either party, POPstar shall immediately return to TGI all Core Software and any copies thereof and certify in writing to TGI that POPstar has done so.

11.  GENERAL

11.1  Complete Agreement
This is the complete and exclusive statement of the Agreement between the parties with respect to the subject matter contained herein and supersedes and merges all prior representations, proposals, understandings and all other agreements, oral or written, express or implied, between the parties relating to the matters contained herein. This Agreement may not be modified or altered except by written instrument duly executed by both parties.

11.2  Force Majeure
Dates or times by which either party is required to perform under this Agreement excepting the payment of any fees or charges due hereunder shall be postponed automatically to the extent that any party is prevented from meeting them by causes beyond its reasonable control.

11.3  Notices
All notices and requests in connection with this Agreement shall be given or made upon the respective parties in writing and shall be deemed given as of the third day following the day the notice is faxed, providing hard copy acknowledgment of successful faxed notice transmission is retained. Notice may also be deposited in the Canadian mails, postage pre-paid, certified or registered, return receipt requested, and addressed to the other party at the address first set out above (or in the event of no such address being disclosed then to the last known address of the other party).

11.4  Governing Law
This Agreement and performance hereunder shall be governed by the laws of British Columbia. The parties hereto irrevocably attorn to the jurisdiction of the courts of British Columbia.

11.5  Enforceability
If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under any applicable statute or rule of law, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

11.6  Non-Assignment
Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party.

11.7  Non-Waiver
The waiver or failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right hereunder.

11.8   No Agency
The parties acknowledge that each is an independent contractor and nothing herein constitutes a joint venture or partnership and neither party has the right to bind nor act for the other as agent or in any other capacity.

11.9   Enurement
All covenants, representatives, warranties and agreements of the parties contained herein shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns.

11.10   Survival
Sections 5 and subsections 7.3, 7.4, 7.5, 7.6, 7.7, 8.2, 9.1, and
10.3, shall survive termination and expiration of the Agreement.

IN WITNESS WHEREOF the parties thereto have executed this Agreement, through their respective officers, duly authorized for such purpose, as they so declare and represent, as the Effective Date.

TGI                                          POPSTAR



per:  /s/John McDermott			     per:  /s/Thompson Chu
      Authorized Signature                         Authorized Signature


title: Director                              title: Director
office of Company's representative           office of Company's representative



Location and date when executed:             Location and date when executed:


Singapore 11th Jan., 1999                    Singapore 11th Jan., 1999

                                    SCHEDULE A

                            DESCRIPTION OF CORE SOFTWARE

The Core Software includes all the files in the version 2.3 tree of the Enroute Eclipse fax server software and:

1) A description, giving an overview of how the software works, a flow diagram indicating the input, flow, processing and output of information, and specifications for the software, including minimum hardware requirements.

2) Complete user documentation, including a description of how to access and use the application, screen prints of menus and input/output screens, data input descriptions, sample output/report forms, error code descriptions and solutions where appropriate, and explanation of all necessary disks and data used by the software.

3) Complete program/technical documentation, including program source code listings with comments, technical information about files and their locations, file names, file/database structure, record structure and layout and data elements.

4) Description of backup and recovery procedures, including process, medium for backup, and number of diskettes or tapes to do a complete backup.

5) Master copy of the Core Software on magnetic media, including all programs, on-line documentation, and any documentation developed on a computer.

                                  SCHEDULE B

                               BASIS FOR FEE RATE

1.1  Fee Rate and Base
(a) For each unit of the Core Software sublicensed to customers by POPstar or its distributors, or activities related thereto, POPstar shall pay to TGI a fee based on a percentage amount of Net Revenues in relation to the Core Software.
(b) For the purposes of this Agreement, "NET REVENUES" means revenues in relation to POPstar's commercial activities relative to the Core Software either licensed on a stand-alone basis or as bundled in a service offering with the Enhancements or other service offerings of POPstar in relation to fax propogation over the Internet including, without limitation, gross receipts on account of the license fees in relation to the Core Software, or licensing of the Core Software as embedded in Enhancements to on-ramp or off-ramp internet service providers, revenues derived from services provided by settlement agencies to POPstar, marketing or advertising revenue derived therefrom, linking agreements, co-marketing arrangement, reseller or system integrator agreements, or hosting services less any end user discounts thereto and less any sales, use, value-added, excise, withholding or any other tax duties or charges collected by any governmental authority as well as all shipping, insurance or other charges.

The fees on account of the Core Software are based on a declining scale over time to reflect the replacement of the Core Software (on which fees are payable) with Enhancements (on which fees are not payable). The fees are payable as follows:

(a)  1999 - 2000 -  8% of Net Sales of the Core Software.

(b)  2000 - 2001  - 6% of Net Sales of the Core Software.

(c)  2001 - 2002  - 4% of Net Sales of the Core Software.

(d)  2002 - 2003  - 2% of Net Sales of the Core Software.

Years are calendar years. No fees are payable after December 31, 2003.


1.2  Minimum Fee - During each calendar quarter the
Agreement is in effect, POPstar shall pay TGI fees not less the sums set below on account of this Agreement (the "Minimum Fee"). Failure by POPstar to pay the Minimum Fees in two consecutive calendar quarters shall be a default of this Agreement on the part POPstar entitling TGI upon written notice to POPstar to designate the exclusive territory for the commercialization of the Core Software by POPstar as non-exclusive territory, but giving rise to no other remedies in and of itself. POPstar shall have the option, at any time to pay the deficiency between the amount actually paid and the Minimum Fee due in order to maintain the exclusive grant of license in the world.

The Minimum Fees on account of the Core Software are based on a declining scale over time to reflect the replacement of the Core Software (on which fees are payable) with Enhancements (on which fees are not payable). The Minimum Fees are payable as follows:

(a)  1999 - 2000 -  $ 400,000

(b)  2000 - 2001  - $ 600,000

(c)  2001 - 2002  - $ 500,000

(d)  2002 - 2003  - $ 500,000

All sums are in United States currency. Years are calendar years. No fees are payable after December 31, 2003.

                                    SCHEDULE C

                             ASSIGNMENT OF TRADE-MARK

WHEREAS TGI Technologies Ltd. of 107 East 3rd Avenue, Vancouver,
B.C. V5T 1C7 is the recorded owner of the trade-mark POPSTAR registered in Canada under registration No. TMA 503,556, and used in association with computer software.

NOW THEREFORE in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, TGI Technologies Ltd. of 107 East 3rd Avenue, Vancouver, B.C. V5T 1C7 sells, assigns, and transfers to POPstar Global Communications Inc. of P.O. Box 850, Tropic Isle Building, Tortola, British Virgin Islands all right, title, and interest in the trade-mark POPSTAR, all rights to Canadian registration TMA 503,556 and the goodwill of the business relating to the trade-mark.

EXECUTED at                ,                         , this
day of                     ,
199          .


TGI Technologies Ltd.



per:

                  AMENDMENT TO LICENSING AGREEMENT

  THIS AMENDMENT AGREEMENT is dated the 24th day of August, 1999 and is made between:

  1. TGI Technologies Ltd., a British Columbia company with its office at 107 East 3rd Avenue, Vancouver, British
          Columbia V5T 1C7, Canada (hereinafter referred to as
          "TGI"); and

  2. POPstar Global Communications Inc., a British Virgin Islands company with its office at KPMG Centre, Tropic Isle Building, P.O. Box 3443, Road Town, Tortola, British Virgin Islands (hereinafter referred to as "POPstar").

  WHEREAS:

  (A) TGI and POPstar have entered into a licensing agreement dated January 11, 1999 (the "Licensing Agreement").

  (B) TGI and POPstar wish to enter into this Agreement under which they agree to clarify certain of the provisions of the Licensing Agreement.

  IT IS HEREBY AGREED AS FOLLOWS:

  1.      INTERPRETATION

  1.1 Except where the context otherwise requires and save as otherwise expressly defined herein, words and expressions defined in the Licensing Agreement shall have the same meanings and construction when used in this Agreement (including the Recitals hereto). All terms defined in these Recitals shall have the same meanings when used throughout this Agreement.

  1.2 Except where the context otherwise requires, words importing the singular include the plural and vice versa, words importing a gender includes every gender and references to persons include bodies corporate or unincorporate, any state or agency thereof and any other entity.

  1.3 Headings are for ease of reference only and have no legal effect.

  1.4 Except where the context otherwise requires, references to any person include its successors and permitted assigns.

  1.5 A reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind and shall include all amendments or supplements to, or replacements or novations of that document.

  2.  AMENDMENTS TO THE LICENSING AGREEMENT

  2.1 The parties hereby agree and acknowledge that the Licensing Agreement shall be amended in the following manner with effect from the date of the Licensing
          Agreement:

          Schedule B to the Licensing Agreement be deleted and the attached Schedule B substituted therefor.

  3.  MISCELLANEOUS

  3.1 This Agreement is supplemental to and shall be read in conjunction with the Licensing Agreement which, save for those provisions which are modified hereby or inconsistent with the terms contained herein, shall continue in full force and effect. Subject to the foregoing, any reference to the Licensing Agreement shall accordingly be deemed to include this Agreement.

  3.2 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions. The parties hereto hereby submit to the jurisdiction of the courts located in the Province of British Columbia.

  3.3 This Agreement may be signed in one or more counterparts, all of which taken together shall constitute an entire agreement.


  IN WITNESS WHEREOF this Agreement has been duly executed the day and year first above written.


  TGI TECHNOLOGIES LTD.              POPSTAR GLOBAL
                                     COMMUNICATIONS INC.


  Signature: /s/John McDermott	     Signature: /s/Thompson Chu
  By: John McDermott		     By: Thompson Chu
  Title: President		     Title: Chairman

                             SCHEDULE B

                         BASIS FOR FEE RATE

  1.1     Fee Rate and Base

  (a) For each unit of the Core Software sublicensed to customers by POPstar or its distributors, or activities related thereto, POPstar shall pay to TGI a fee based on a percentage amount of Net Revenues in relation to the Core Software.

  (b) For the purposes of this Agreement, "NET REVENUES" means revenues in relation to POPstar's commercial activities relative to the Core Software either licensed on a stand-alone basis or as bundled in a service offering with the Enhancements or other service offerings of POPstar in relation to fax propogation over the Internet including, without limitation, gross receipts on account of the license fees in relation to the Core Software, or licensing of the Core Software as embedded in Enhancements to on-ramp or off-ramp internet service providers, revenues derived from services provided by settlement agencies to POPstar, marketing or advertising revenue derived therefrom, linking agreements, co-marketing arrangement, reseller or system integrator agreements, or hosting services less any end user discounts thereto and less any sales, use, value-added, excise, withholding or any other tax duties or charges collected by any governmental authority as well as all shipping, insurance or other charges.

  The fees on account of the Core Software are based on a declining scale over time to reflect the replacement of the Core Software (on which fees are payable) with Enhancements (on which fees are not payable). The fees are payable as follows:

  (a)     1999 -  8% of Net Sales of the Core Software.

  (b)     2000 - 6% of Net Sales of the Core Software.

  (c)     2001 - 4% of Net Sales of the Core Software.

  (d)     2002 - 2% of Net Sales of the Core Software.

  Years are calendar years.  No fees are payable after December
  31, 2002.


  1.2 Minimum Fee - During each calendar quarter the Agreement is in effect, POPstar shall pay TGI fees not less the annual sums set below on account of this

  Agreement (the "Minimum Fee").
  Failure by POPstar to pay the Minimum Fees in two consecutive calendar quarters shall be a default of this Agreement on the part POPstar entitling TGI upon written notice to POPstar to designate the exclusive territory for the commercialization of the Core Software by POPstar as non-exclusive territory, but giving rise to no other remedies in and of itself. POPstar shall have the option, at any time to pay the deficiency between the amount actually paid and the Minimum Fee due in order to maintain the exclusive grant of license in the world.

  The Minimum Fees on account of the Core Software are based on a declining scale over time to reflect the replacement of the Core Software (on which fees are payable) with Enhancements (on which fees are not payable). The annual Minimum Fees are payable as follows:

  (a)     1999 - $     400,000

  (b)     2000 - $     600,000

  (c)     2001 - $     500,000

  (d)     2002 - $     500,000       .

  All sums are in United States currency. Years are calendar years. No fees are payable after December 31, 2002.